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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                            Votes      Votes
                 Matter                      For      Against
                 ------                   ---------- ---------
                 (1). James T. Bunch..... 20,992,046 1,194,929
                      Bruce L. Crockett.. 21,005,925 1,181,050
                      Rodney F. Dammeyer. 20,993,807 1,193,168
                      Jack M. Fields..... 20,961,580 1,225,395
                      Martin L. Flanagan. 21,040,108 1,146,867
                      Carl Frischling.... 21,003,448 1,183,527

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2bi). Approval of an Agreement and Plan of Merger that provides for Invesco Quality Municipal Securities to merge with and into the Fund by the holders of Common Shares and Preferred Shares voting separately.

(2bii). Approval of an Agreement and Plan of Merger that provides for Invesco Quality Municipal Investment Trust to merge with and into the Fund by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                     Votes     Votes   Votes   Broker
         Matters                      For     Against Abstain Non-Votes
         -------                   ---------- ------- ------- ---------
         (1).    Common Shares.... 12,614,235 750,482 464,238 3,228,828
                 Preferred Shares.      1,168       0       0         0
         (2bi).  Common Shares.... 12,417,755 910,860 500,340 3,228,828
                 Preferred Shares.      1,168       0       0         0
         (2bii). Common Shares.... 12,394,501 926,295 508,159 3,228,828
                 Preferred Shares.      1,168       0       0         0

The advisory fee proposal was adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.